Exhibit 10.29

Zhongguancun Medical Engineering Health Industrial Base

Resident Management Agreement

Number: MTP-ZCGJ-HT-QF-202007-001

Party A: Zhongguancun Lianchuang Medical Engineering Transformation Center

Party B: Beijing Zhicai International Enterprise Management Co.

Party C: Beijing Sireihengde Airport Technology Co.

Party D: Baofeng Biotechnology (Beijing) Limited

Whereas:

1.       Party A is entrusted by the Management Committee of Shunyi Park of Zhongguancun Science Park (hereinafter referred to as "Shunyi Park Management Committee") with the operation service of Zhongguancun Medical Engineering Health Industrialization Base (hereinafter referred to as "the Base"). It has the right to use, operate and manage the land and buildings located at No.1 Anxiang Street, Shunyi District, Beijing.10

2.       Party B has been approved by the Shunyi Park Management Committee and entrusted by Party A as the base operation and management organization to provide supporting services to the resident enterprises.

3.       Party C is the actual owner of the base and has the property management right of the house, and will provide Party D with the house and supporting property services for lease at a preferential rental price as agreed in this agreement.

4.       Party D has a good high-tech research foundation and scientific research level, and fully understands the "Management Measures for Resident Enterprises of Zhongguancun Medical Engineering Health Industrialization Base" (hereinafter referred to as "Resident Management Measures") (see Annex I), voluntarily complies with the Measures and applies to be resident in the Base.

Based on this, the parties, in accordance with the Contract Law of the People's Republic of China and the relevant laws and regulations of the State and Beijing Municipality, and in good faith and on the principle of equality and voluntariness, have reached the following agreement, after friendly negotiations, regarding the occupation of Party D in the Base.

Article I. Rights and obligations of Party A

1.1.        Party A, as the base manager, has the right to manage Party D in accordance with laws and regulations and the relevant regulations of base management.

1.2.        Party A shall protect Party D's rights under this contract in accordance with the law.

Article 2 Party B's rights and obligations

2.1	Party B will provide policy training, policy consultation, technology research and development, product registration and certification, transformation of results, enterprise development planning, enterprise management, venture capital, bank-enterprise docking, financial and taxation regulations and other comprehensive supporting services at Party D's request. Party B will provide corresponding services according to Party D's specific needs and charge fees in accordance with the "Supporting Services Fee List" (see Annex II).
2.2	Party B has the right to request Party D to provide the following information in a timely manner, which Party B will use as agreed.
2.2.1	The information required to be provided as stipulated in the Entry Management Measures.
2.2.2	Information related to the registration of enterprises and changes in their contents.
2.2.3	Other materials that Party B considers necessary to provide (except confidential information)
2.2.4	Party B is responsible for the procedures related to the admission, assessment and withdrawal of Party D from the park and other aspects.

Article 3 Rights and obligations of Party C

3.1	Party C provides Party D with GMP area rooms and non-GMP area rooms (including office rooms and laboratories, etc.) for Party D's lease in accordance with the agreement at a fee, with the following specific areas.
3.1.1	The total floor area of the leased house is 748.7square meters.
3.1.2	The location of the non-GMP area rooms are on the work floor of building No. 1, with room numbers521,522,523 and a total floor area of 748.700 square meters.
3.1.3	The GMP area room is located in the / building / floor , the room number is , the total construction area square meters.
3.2	If, at the time of acceptance, the area is not the same as the aforementioned agreement, the Property Service Agreement signed between C and D shall prevail.

Article 4 Rights and obligations of Party D

4.1	Party D shall complete the move-in procedure in accordance with the provisions of the Move-in Management Measures and the requirements of Parties B and C by January 1, 202052012.
4.1.1	If Party D establishes a new enterprise legal person to perform its obligations under this Agreement, it shall complete the registration procedures for the establishment of the enterprise before ________, and within 5 working days from the date of completion of the registration procedures for the establishment of the enterprise, Party D shall ensure that the newly established legal person and the other parties to the Agreement shall jointly sign the Agreement on Assignment of Claims and Debts (see Annex V), and at the same time, Party D, as the guarantor of the newly established legal person, shall ensure that the newly established legal person shall perform its obligations under this Agreement. Party D, as the guarantor of the newly established legal entity, shall guarantee that the newly established legal entity shall perform its obligations in accordance with this Agreement.

4.2	Party T shall confirm and sign the Letter of Commitment to Enter the Zhongguancun Medical Engineering Health Industrialization Base according to the application materials submitted by Party T on the date of signing this Agreement (see Annex III for details); if Party D establishes a new enterprise legal person to fulfill the obligations under this Agreement, Party D shall ensure that the new legal person shall sign the Letter of Commitment to Enter the Zhongguancun Medical Engineering Health Industrialization Base within 5 working days from the date of completion of the enterprise establishment registration procedure. Party D shall set up a working team and complete the transfer of relevant personnel and intellectual property rights in accordance with the commitment letter by the end of January, 2012.
4.3	Party D undertakes and fulfills the following obligations, and any breach of this Agreement shall be deemed a material dishonesty.
4.3.1	The legal person of Ding party or newly established enterprise shall fulfill its obligations in accordance with the "Commitment Letter of Zhongguancun Medical Engineering Health Industrialization Base Resident Enterprises on Stage Assessment" (see Annex IV for details) and accept regular review and assessment.
4.3.2	Party D or the newly established enterprise legal person shall guarantee the absolute protection of intellectual property rights and business secrets during the contract period, and shall not transfer the intellectual property rights to a third party, and shall charge a fee at the market price for authorizing a third party to use the intellectual property rights.
4.3.3	Party D or the newly established enterprise legal entity shall not transfer the income due to the enterprise through the licensing of intellectual property rights or the establishment of a new enterprise, etc.
4.4	After moving in, if there is a need to increase or decrease the area due to the change of business, Party C can submit a request for area change to Party C. Party C will evaluate and make a decision in consultation with Party A and Party B within 30 days after receiving Party D's written application; according to the decision, all parties to this agreement (including the party actually performing Party D's obligations under special circumstances) will sign the Supplementary Agreement together.
4.5	Party D undertakes to lease the premises for use as office or R&D laboratory and GMP, and to comply with the national and local regulations on the use of the premises and property management, and to comply with the relevant property management regulations issued by Party C.

4.6	Party D shall not carry out the following activities without the written consent of Party A and the approval of the relevant authorities as required.
4.6.1	Shall not engage in any activities in the name of Party A, Party B, Zhongguancun Science and Technology Park Shunyi Park or the Base.
4.6.2	Do not sublet or sublease the leased premises to a third party without permission.
4.7	Party D shall not damage or modify the main structure of the house. If Party D needs to renovate the interior decoration, auxiliary facilities and equipment, Party D shall propose the renovation and retrofitting plan to Party C, and Party C shall agree before the renovation. Party C may charge Party D a security deposit according to the actual situation, the specific amount of which shall be subject to the Entrusted Construction Service Agreement. The renovation plan submitted by Party D for record shall be the basis for acceptance of the returned house.
4.8	Party D shall sign the Property Service Agreement with Party C in 20205January. Party D shall sign the "Property Service Agreement" with Party C on or before January 1, 2012, strictly fulfill the relevant provisions of the agreement and pay the fees for water, electricity, cooling, heating, parking, etc. in a timely manner. The above fees shall be set and collected by Party C according to the relevant regulations. In principle, Party C and Party D shall resolve any disputes over property services.
4.9	Party T shall consciously comply with national policies and laws and regulations in its production and operation activities, and independently bear the operating losses and economic and legal responsibilities. In the event of mismanagement, economic loss, bankruptcy or legal disputes, Party T shall independently bear all responsibilities and Party A or Party B or Party C shall not bear any responsibilities or joint and several responsibilities.

Article V Fees and Payment Methods

5.1	Rent
5.1.1	Rent for non-GMP area premises
5.1.1.1	The standard rent from June 1, 2019 to May 31, 2022 is 4 RMB /day/square meter, and Party D enjoys preferential rent treatment at 3.5 RMB/day/square meter.
5.1.1.2	The standard rent for the period from June 1, 2022 to May 31, 2025 shall be RMB 3.5/day/square meter, and the preferential rent for Party D shall be RMB 2.8/day/square meter.
5.1.1.3	The standard rent for the period from June 1, 2025 to May 31, 2029 shall be 4.6 RMB/day/square meter, and the preferential rental treatment for Party D shall be calculated at 3.9 RMB/day/square meter.

5.1.2	GMP rent for regional premises
5.1.2.1	The standard rent from June 1, 2019 to May 31, 2022 is 9.8 RMB/day/square meter, and the preferential rental treatment for Party D is calculated at 8.5 RMB/day/square meter.
5.1.2.2	The standard rent for the period from March work day in 2022 to May 31, 2025 shall be 6.8 RMB/day/square meter, and Party D shall enjoy preferential rental treatment at 5.5 Yuan/day/square meter.
5.1.2.3	The standard rent for the period from June 1, 2025 to May 31, 2029 is RMB 4.6/day/square meter, and the preferential rent for Party D is calculated at RMB 3.9/day/square meter.
5.1.3	Rent payment

Party D shall pay Party C one month's rent in advance6 in accordance with the agreed rental rate by the 20225month15 of January; thereafter, Party C shall be paid 6one month's rent in advance by the due 15date of each advance payment.

5.2	Performance Bond

Party D shall pay to Party C a performance bond from the date of this Agreement with the following criteria:

5.2.1	The performance deposit will be charged at RMB3.500 per square meter of floor area per day for the non-GMP area for a one-time 3period of one month from the date of signing the agreement. The total floor area of the non-GMP area selected by Party D is 748.7 square meters, and the total performance deposit is RMB Yuan.235840.5
5.2.2	The GMP area room will be charged 30% of the total cost of the GMP project in the rented area with a performance deposit of Yuan (separately agreed by Party C and Party D in the "Commissioned Construction Service Agreement" related to the content of the GMP customized project in the rented area).
5.2.3	If Party D fully performs its obligations under this Agreement and its annexes within the validity period of this Agreement, the performance bond shall be returned to Party D within 10 business days from the expiration date of this Agreement without interest.
5.3	Rent-free period
5.3.1	From the effective date of this Agreement to2022 the effective date 5of this Agreement, as a conditional rent-free period, Party D shall not be required to pay rent after passing the examination.
5.3.2	If Party D fails to pass the assessment in accordance with the management method, Party A, B and C shall have the right to shorten the rent-free period, and Party D shall pay the rent of the house in accordance with the standard rent and the contracted area.
5.4	Property Fee
5.4.1	The rate of property fee for non-GMP area is 0.55 RMB /day/m2, and the preferential treatment for Party D is calculated at 0. 45RMB/day/m2. The starting date of payment is 2020/08/01, which will be separately agreed by Party C and Party D in the Property Service Agreement.

5.4.2	The rate of GMP area property fee is 0.85 RMB/day/m2, and the preferential treatment for Party D is calculated at 0.65RMB/day/m2. The starting time of payment is__ Year ,

Month Day , as agreed separately by Party C and Party D in the Property Service Agreement.

5.5	Other costs.

Party D shall pay Party C for the water, electricity and gas generated by Party D in the amount actually incurred (see the Property Service Agreement).

5.6	Receiving account information.

Name: Beijing Sireihengde Airport Technology Co.

Bank of Account: China GuangDa Bank, Beijing Shunyi Houshayu Sub-branch

Account No..3558018800002321

Article 6 Right of Discharge and Liability for Breach of Contract

6.1	This contract may be cancelled by consensus and confirmed in writing.
6.2	If Party T violates this Agreement or one of the following occurs, Party A or Party B has the right to terminate this Agreement (reported to the Shunyi Park Management Committee), take back all the houses used by Party D and deduct the entire performance bond.
6.2.1	Violation of relevant national and local laws and regulations.
6.2.2	If Party D fails to fulfill its obligations within the corresponding period according to the agreement of Article 4 or the commitment letter of "Commitment Letter of Resident in Zhongguancun Medical Engineering Health Industrialization Base" and the commitment letter of "Commitment Letter of Resident Enterprises in Zhongguancun Medical Engineering Health Industrialization Base Regarding Stage Assessment", Party B and C may, with the consent of Party B and C, grant Party D a grace period for a specified period in respect of some or all of the commitments of Party D in this subparagraph, and if Party D fails to If Party D fails to do so within the specified period, it shall be regarded as a breach of contract.
6.2.3	confirmed by the relevant administrative units, there are fire or other safety hazards, pollution of the environment and other violations of relevant laws and regulations, after rectification is still not up to standard.
6.2.4	Ordered to cease operations or revoke business licenses by the administrative authorities for industry and commerce or other administrative authorities
6.2.5	Significant dishonesty under the provisions of this Agreement, the Entry Management Measures and the Rules.
6.2.6	Dishonesty being charged in accordance with the provisions of the Entry Management Regulations and Rules.
6.2.7	Other actions that affect the normal operation of the base.

6.3	If the agreement is terminated in accordance with Article 6(2), the agreement will be automatically terminated from the date Party A sends a written notice to Party D. Party D shall move out of the base within 15 working days after receiving the notice and complete the settlement of all costs, losses and liquidated damages within 60 days; if Party D has completed the industrial and commercial registration in the base, it shall complete the change of its industrial and commercial taxation address within 90 days after receiving the notice.
6.4	During the term of the agreement, the parties shall not be liable to each other for breach of contract if any of the following circumstances apply.
6.4.1	The house is legally included in the scope of demolition (but the corresponding compensation to which Party D is entitled is enjoyed by Party D).
6.4.2	The house is identified as a dangerous house, except for the reason of A, B and C;
6.4.3	Other reasons of government policies that make it impossible to continue to use the house as agreed.
6.4.4	The agreement cannot be performed due to force majeure.
6.5	If Party D fails to perform its obligations under the contract in accordance with Article 4.1. or/and Article 4.8., it shall pay Party C the standard rent as damages for breach of contract and punitive liquidated damages.
6.5.1	The time for payment of damages and liquidated damages shall be calculated from the date of the contract to the date of completion of the obligation.
6.5.2	Payment that more than15 days Party D still has not performed, party A, B, C have the right to terminate this agreement, payment time of the loss and liquidated damages calculates from the date of signing the contract to the date of termination of the agreement.
6.6	Loss of rent for breach of contract

Since Party D enjoys a number of preferential and supportive treatment due to the performance of this Agreement, if Party D defaults, it shall pay all the rent during the rent-free period and make up the rent to Party C according to the standard rent.

6.7	Loss of construction cost for breach of contract

If Party D unilaterally proposes to move out of the Park within the validity period of this Agreement, or if there is any of the acts mentioned in paragraph 2 of Article 6 of this Agreement, the performance bond will not be refunded.The performance deposit will not be refunded if Party D unilaterally proposes to move out of the park within the validity period of this Agreement or if there is any of the acts mentioned in paragraph 2 of Article 6 of this Agreement. If Party D unilaterally proposes to move out of the park within 12 months from the date of signing this agreement, Party C shall be compensated for 100% of the construction cost of the leased building. If Party D unilaterally proposes to move out of the park within 12 months from the date of this agreement, Party C shall be compensated 100% of the construction cost of the leased premises. 80% of the construction cost of Party C's leased premises", and after 24 months or within 30 months, if Party C unilaterally proposes to move out of the park, Party C shall be compensated for 80% of the construction cost of the leased premises. If Party D move out of the park, Party D should compensate 60% of the construction cost of Party C's leased house". And After 30 months, 50% of the construction cost of Party C's leased premises if Party C unilaterally proposes to move out of the park within 36 months". After 36 months and within 72 months, if you unilaterally propose to move out of the park, Party D should compensate Party C for 30% of the construction cost of the leased building.

6.8	Loss of preferential support treatment for breach of contract
6.8.1	If Party D unilaterally proposes to move out of the base within the validity period of this Agreement, or if any of the acts mentioned in 6.2 of this Agreement occurs, Party D shall pay the amount of the preferential treatment to the relevant party in accordance with the standard amount of no preferential treatment, including but not limited to the preferential treatment of supporting services provided by Party B, the preferential treatment of housing rent and property fee provided by Party C, etc.
6.8.2	The defaulting party shall have the right to inform the relevant government and units of the default of Party D. If Party D's default results in the failure to complete or termination of the project related to supporting services, Party D shall bear the relevant responsibilities.
6.9	Home occupation loss
6.9.1	If Party D does not perform the relocation obligation as agreed in this Agreement in time after receiving the notice of cancellation, Party C shall be paid the occupancy fee for each day of delay at the non-preferential rent rate as agreed in this Agreement 5.1, 5.2
6.9.2	If Party D fulfills the relocation obligation after the deadline, Party A shall be deemed to give up the ownership of the property in the house. In order to avoid the expansion of the loss, Party A has the right to take measures to move out the property in the leased house after the inventory, and the resulting loss and expense shall be borne by Party D itself.
6.10	According to this agreement, Party D should move out of the park or should apply for the change of the relevant industrial, commercial and taxation registration address, and if Party D fails to perform within the agreed period, Party A has the right to directly move Party D out to (address). （Party A has the right to directly move Party D out to the park (address), and all costs incurred due to the move out and the rent payable for the move out shall be borne by Party D.
6.11	Other losses
6.11.1	In addition to the losses mentioned in the preceding paragraph of this Article, if Party D unilaterally proposes to move out of the Park within the validity period of this Agreement, or if Party D commits any of the acts mentioned in 6.2 of this Agreement, it shall compensate the defaulting Party for other losses incurred as a result, including but not limited to loss of infringement, loss of goodwill, loss of decoration of the leased premises, and expenses such as attorney's fees, litigation fees, notary fees and security fees incurred for the defense of rights.
6.11.2	If Party D unilaterally requests to move out of the base within the validity period of this Agreement, or if Party D commits any of the acts described in 6.2 of this Agreement, Party D shall pay 30% of the losses to each of the defaulting parties as punitive damages, in addition to compensation for losses.

6.12	If Party D is in breach of contract, Party A, Party B and Party C jointly authorize Party B to exercise the contractual rights on behalf of the authorized person and take legal measures against Party D to protect the legal rights of Party A, B and C.

Article 7 Effectiveness of the Agreement

7.1. This agreement is in four copies, effective from the date of the seal of the parties; each party to the agreement has one copy, with the same legal effect; if part of the terms of the agreement or the annexes are invalid or revoked, it does not affect the validity of the other terms of the agreement.

7.2. The Annexes to this Agreement shall be a valid part of this Agreement and shall have the same legal effect as this Agreement; the party who has formulated Annex I shall have the right to amend Annex I and inform Party D (if Party D is not the actual performing party, it shall promptly inform the actual performing party) through the contractual service of this Agreement after the amendment.

7.3 In the event of any matters not covered by this Agreement, the parties shall negotiate and sign a supplementary agreement, which shall prevail in the event of any inconsistency between the supplementary agreement and this Agreement.

7.4. Disputes arising from this Agreement shall be subject to the jurisdiction of the People's Court of the place where the Agreement was signed.

7.5. Each party to the Agreement confirms that service shall be made by e-mail, and the date of service shall be the date when the e-mail enters the e-mail server of the receiving party; if each party to the Agreement changes its e-mail address for service, the changing party shall deliver the changed e-mail information to the other parties to the Agreement before the change. The e-mail addresses of the parties are as follows.

Party A: winnie.wang@trans-me. com

Party B: yangxi@trans-me. com

Party C: 2998001418@qq. com

Ding Fang: cxyibcas@163. com

7.6	The term of this Agreement shall be from January 20205121, 2011 to2029 January 5311, 2011.

List of accessories

Annex I "Zhongguancun Medical Engineering Health Industrialization Base Management Measures for Resident Enterprises" Annex II "List of Supporting Service Charges

(This page is the signing page of "Zhongguancun Medical Engineering Health Industrialization Base Occupancy Management Agreement")

Party A:

Party B:

Party C: Beijing Sreihengde Airport

Party D:

Place of agreement: Tianzhu Airport Industrial Zone, Shunyi District, Beijing

Annex I

Zhongguancun Medical Engineering Health Industrialization Base

Management methods of resident enterprises

General Provisions

Article 1 According to the overall plan of building a national science and technology innovation center in Beijing and the requirements of developing high precision industries in Shunyi District, in order to cultivate and develop strategic emerging industries in the park, improve innovation capacity, actively connect with the transformation of scientific research results in the three cities, and accelerate the construction of Zhongguancun Medical Engineering Health Industrialization Base (hereinafter referred to as "the Base"), these measures are formulated on the matters related to the admission of enterprises to the Base. The present measures are formulated on matters related to the base.

Article 2 applies to those enterprises that meet the requirements of the conditions for admission to the park, apply to the base for admission to the park or have been admitted to the park according to the provisions of these measures, enjoy preferential support treatment in the park, voluntarily and honestly fulfill the obligations of the supported enterprises, and accept the management committee of the Shunyi Park of Zhongguancun Science and Technology Park (hereinafter referred to as "Shunyi Park Management Committee"). (hereinafter referred to as "Shunyi Park Management Committee") and the base management of enterprises.

Article 3: The resident enterprises should be comprehensively evaluated in terms of development orientation, scientific research results, economic benefits, social benefits, safety production, environmental friendliness and the quality of the talent team.

Article 4 The base is responsible for the admission, management and services of enterprises; the Shunyi Park Management Committee supervises and guides the work of the base.

Chapter 2 entry conditions

Article 5 The technology field of the resident enterprises is mainly limited to the biomedical industry, medical device industry, medical service industry and other health industries, in line with the direction of development of national high-tech industries and environmental protection, safety and other policy provisions, should belong to high-tech enterprises or modern service industry, and its technology, products and services belong to the biological and information technology in the high-tech fields supported by the state.

Article 6 The resident enterprises or projects have innovative core technologies or leading business models, clear organizational structure, high technological maturity, good market prospects, strong competitiveness, strong growth and sustainable development capabilities, and meet the requirements of the admission criteria.

Article 7: The resident enterprises should set up a legal entity according to the modern enterprise system, and in principle, they should not unilaterally move out of the park within 10 years of their arrival.

Article 8 of the high-tech enterprises recognized at the provincial level or above, the projects that have won national or provincial science and technology awards, national or provincial and municipal science and technology projects, or invention patent projects with key technical intellectual property rights, will be given priority access under the same conditions.

Article 9 sales-oriented headquarters enterprises or by the international team of top experts, academicians of the two academies led by the entrepreneurial team or the introduction of international cutting-edge high-end science and technology projects and not less5 than the Zhongguancun Institute of Medical Engineering experts in the field of demonstration and approval, can take the "one-off" policy for admission.

Chapter 3 Admission Procedure

Article 10. Registration procedures for the admission of enterprises

1.	The applicant company or project team submits the following documents to the base (with official seal).
a)	Application Form for Admission to Zhongguancun Medical Engineering Health Industrialization Base.
b)	The business license, organization code certificate, tax registration certificate or a copy of the business license.
c)	Technical achievements and enterprise qualification documents (certificate of qualification, proof of intellectual property rights, business license, etc.);
d)	The previous year's financial audit report and the last month's financial statements.
e)	Other materials required by the base.
2.	The base is responsible for the preliminary examination of the enterprises or projects; the preliminary examination will be completed within 5 working days after receiving all the information of the enterprises or projects. After the preliminary examination, the base will pass the enterprise or project information submitted to the Shunyi Park Management Committee for review and filing as required. The base and the Shunyi Park Management Committee only review the form of the materials submitted by the applicant enterprise or project team, and the applicant enterprise or project team is responsible for the authenticity of all the materials submitted.

Submissions include.

a)	The list of enterprises/projects to be agreed to be located.
b)	Enterprise/project admission application materials.
c)	Other required materials.
3.	The Administrative Committee of Shunyi Park will issue the audit results to the Center within 5 working days after receiving the preliminary audit information and after the biomedical and health platform, the Director of the Industrial Development Division, the Deputy Director in charge and the Director's Office have reviewed the record at each level. The center will issue the notice of admission to the enterprise or project team based on the audit result.
4.	The base can assist enterprises to receive the materials required for business and tax registration procedures.

5.	After the enterprise completes registration, submit copies of business licenses, industry permits, Articles of Incorporation and other documents as required by the base, which will be filed by the center.
6.	If the enterprise does not follow the corresponding requirements of this method and the signed "Zhongguancun Medical Engineering Health Industrialization Base Resident Management Agreement" for the resident procedures, implementation of industrial and commercial tax registration or change, enterprise resident decoration, team formation and other matters, and does not follow the specified time and requirements to complete the resident procedures, it is considered to have abandoned the resident.

Chapter IV rights and obligations of enterprises

Article 11 The enterprises can enjoy preferential support treatment according to the corresponding provisions of these measures and the agreement of "Zhongguancun Medical Engineering Health Industrialization Base Resident Management Agreement" signed by them.

Article 12 The enterprise shall sign the "Commitment Letter to the Zhongguancun Medical Engineering Health Industrialization Base" according to all the materials submitted in the application, and set up the working team and transfer the intellectual property rights according to the commitment.

Article 13 The enterprise shall sign the "Commitment Letter of Zhongguancun Medical Engineering Health Industrialization Base for Resident Enterprises on Stage Assessment" and accept the evaluation and assessment; if the resident enterprise fails in the assessment result, it shall respect and fulfill the decision of the base.

Article 14 Enterprises shall ensure absolute protection of intellectual property rights and business secrets during the occupation period; if the intellectual property rights are transferred to a third party or the third party is authorized to use the intellectual property rights without charging the market price, it shall be regarded as a major dishonest act.

Article 15 enterprises through intellectual property licensing or new enterprises and other ways to transfer the income due to the enterprise is considered a major dishonest behavior.

Article 16 of the major dishonest behavior of enterprises, and reported to the Shunyi Park Management Committee agreed, the base and related enterprises have the right to recover and revoke all or part of the preferential treatment given to enterprises; the right to recover all or part of the housing has been given to the enterprise, the right to take measures to retreat from the enterprise.

Chapter 5 business review assessment

Article 17 of the resident enterprises are regularly assessed and evaluated, the assessment cycle from the first of each5 year to the following 4month30; assessment of the resident enterprises less6 than a month, the base does not evaluate the results of the current assessment.

Article 18 The base is responsible for the assessment of the resident enterprises, the assessment content and form are as follows.

(1)        The assessment includes three parties, such as intellectual property rights, milestones, and enterprise growth. (For details, please refer to the "Commitment Letter for Resident in Zhongguancun Medical Engineering Health Industrialization Base")

(2)        If all the indicators are achieved, the enterprise will enjoy the rent-free policy. If any one of the assessment indicators is not achieved, the enterprise will fail to meet the assessment standards, and the enterprise will have to pay the rent of the housing in the assessment period according to the standard rent.

Article 19 The base will be the results of the enterprise assessment and related materials submitted to the Shunyi Park Management Committee for the record as required, the materials submitted include.

1. The list of the results of the assessment of enterprises.

2. Enterprise assessment declaration materials.

3. Other required materials.

Article 20 assessment process

1.	Before the end of every April 4, the base should be assessed by the enterprise to send a written notice to the enterprise assessment start.
2.	The base may request the enterprise to correct the submitted materials within the specified time. After receiving the assessment notice, the enterprises in the assessment period will provide relevant materials according to the requirements of the base, and the base may request the enterprises to correct the submitted materials within the specified time according to the submitted materials; if the materials are not corrected after the deadline, the enterprises will be regarded as abandoning the correction and will be assessed according to the previously submitted materials.

Article 21 application of assessment results

The results of the assessment are divided into: qualified and unqualified.

The following circumstances are the resident enterprises to abandon the assessment, is a major dishonesty

(1)         Failure to submit assessment information within the specified time.

(2)          Submit false assessment materials.

Article 22 The enterprises whose assessment results are qualified shall enjoy the corresponding rent-free policies according to the "Zhongguancun Medical Engineering Health Industrialization Base Occupancy Management Agreement" signed by them.

Article 23 For enterprises that fail the assessment, the base and related enterprises have the right to carry out the following treatment.

1.	The owner of the building has the right to collect rent from the unqualified enterprise in accordance with the standard rent, and the owner has the right to issue a notice to the enterprise to collect the rent of the building, and the enterprise shall pay the rent according to the content of the notice; if the enterprise fails to pay the full amount after the deadline, it is regarded as a major dishonest act.
2.	If the base considers the enterprise qualified, the owner may request the enterprise to pay half year's rent according to the standard rent. The base understands the development of the enterprise in the following year and communicates the indicators that should be completed. If the base considers the enterprise eligible, the owner can ask the enterprise to pay half year's rent according to the standard rent first, and if the enterprise passes the assessment in the following year, the owner will refund the difference between the standard rent and the preferential rent according to the base's assessment result.

Chapter 6 business exit

Article 24 of the enterprise with one of the following circumstances, the withdrawal measures can be taken.

1.            Violation of national or local laws and regulations, enterprises or the actual controller, directors, supervisors or senior managers of enterprises subject to administrative penalties or suspected of committing crimes, or civil disputes causing negative public opinion against enterprises or the actual controller of enterprises, bases or parks.

2.            If an enterprise fails to fulfill its obligations according to the "Zhongguancun Medical Engineering Health Industrialization Base Resident Management Agreement", the "Letter of Commitment for Resident in Zhongguancun Medical Engineering Health Industrialization Base" or the "Letter of Commitment for Resident in Zhongguancun Medical Engineering Health Industrialization Base Regarding Phase Assessment" signed by the enterprise from the date of application, the base may, with the consent of the base, grant the enterprise a grace period for part or all of the commitments. If the enterprise fails to complete the project within the specified period, it will be regarded as a breach of contract.

3.            confirmed by the relevant administrative units, there are fire or other safety hazards, pollution of the environment and other violations of relevant laws and regulations, after rectification is still not up to standard.

4.            Ordered to cease business by the administrative authorities for industry and commerce or relevant administrative authorities or revocation of business license.

5.             The existence of material dishonesty.

6.            Disobedience to these management measures and implementation rules or the base according to the requirements of national and local laws and regulations for management.

7.             Other circumstances that the center believes can be retired.

Article 25 of the base to retire enterprises, need to report to the Shunyi Park Management Committee for approval, after the Shunyi Park Management Committee approval and consent, the base and related enterprises to the enterprise to issue a notice of retirement. After receiving the notice of withdrawal, the enterprise shall vacate all the houses to the owner within 30 days after receiving the notice and pay all the fees to the base and related enterprises according to the amount before enjoying the preferential treatment. The enterprise registered in the base should submit a request for address change to the registration authorities of industry, commerce and taxation within 15 days and complete the process within 30 days

If the retiring enterprise vacates the house after the deadline, it shall be deemed to give up the ownership of the property in the house; the base and related enterprises have the right to unilaterally take back the house and dispose of the property in the house at will according to the "Zhongguancun Medical Engineering Health Industrialization Base Occupancy Management Agreement" signed by the retiring enterprise; the cost of taking back the house and handling the property in the house shall be borne by the retiring enterprise. From the date of overdue, the retiring enterprise shall pay the owner of the house the occupancy fee according to the standard rent for each day of delay according to the "Zhongguancun Medical Engineering Health Industrialization Base Occupancy Management Agreement" signed by the retiring enterprise until the date of actual repossession of the house by the owner of the house.

Article 27 When the base issues the notice of withdrawal to the enterprise, the base and related enterprises have the right to cancel the agreements or other legal documents signed with the withdrawn enterprise and terminate the service relationship, and the base and related enterprises shall not bear the corresponding legal responsibility.

Chapter VII By-laws

Article 28 These measures shall be implemented from 2019/06/01.

Article 29 Zhongguancun Science Park Shunyi Park Master Plan and Zhongguancun Medical Project

Health industrialization base planning is subject to the valid documents of relevant administrative organs.

Article 30 Shunyi Park Management Committee has the right to amend this approach.

Article 31 The base has the right to formulate and amend the implementation rules in accordance with the measures, and the implementation rules will take effect after being approved by the Shunyi Park Management Committee, and the implementation rules will have the same effect as these measures.

Article 32 The resident enterprises fully understand and agree to the Shunyi Park Management Committee and the base of the amendments to these measures and implementation rules, and undertake to comply with these measures, implementation rules and the corresponding revised documents.

Annex II

List of ancillary service charges and fees

Beijing Zhicai International Enterprise Management Co., Ltd. provides comprehensive support services at the request of the enterprises stationed in Zhongguancun Medical Engineering Health Industrialization Base, and charges corresponding service fees. The specific details are as follows.

Supporting Services	Price of service items (RMB/Yuan)
Science and technology plan funds to support projects
High-tech enterprise recognition and other qualification class declaration, non- Financial support projects
Tax saving items such as R&D expenses add-on deduction
Pharmaceutical product registration and certification and R&D commissioning services project
Bank financing and venture capital projects
IPR filing project
Human Resources Recruitment
HR training (mainly includes: labor law related training, business management (leadership related), performance management training, compensation and benefits management training, employee competency development related training, appraisal tools training, etc.)
Compensation incentive system design

Zhongguancun Lianchuang Medical Engineering Translation Center

and Beijing Zhi Cai International Enterprise Management Co.Ltd.

and Baofeng Biotechnology (Beijing) Ltd. of Zhongguancun Medical Engineering Health Industrialization Base Resident Management Agreement of Supplementary Agreement 1

 Number: MTP-ZCGJ-HT-QF-202007-001

Party A: Zhongguancun Lianchuang Medical Engineering Transformation Center

Party B: Beijing Zhicai International Enterprise Management Co.

Party C: Beijing Sreihengde Airport Technology Co.

Party D: Baofeng Biotechnology (Beijing) Co.

Whereas:

The parties adhered to the principle of honesty and credit, in accordance with the Contract Law of the People's Republic of China and the State, the

In accordance with the relevant laws and regulations of Beijing, and on the principle of honesty and trustworthiness, equality and voluntariness, the parties hereby agree on the matters not exhausted in the Agreement No. MTP-ZCGJ-HT-QF-202007-001 (hereinafter referred to as the "Original Agreement"), which was signed 2020512on January 1, 2007. The following supplementary agreement (hereinafter referred to as "Agreement") is entered into. All terms in this Agreement, unless otherwise specified, have the same definitions as in the Original Agreement between the Parties.

I. Change matters

1.	The total construction area of the leased premises is 748 square meters. With regard to the rights and obligations of Party C in Article 3 of the original agreement, the total building area of the leased premises is 748.7 square meters. The total building area of the leased premises is 685.4 square meters as agreed by the parties to this Agreement.
2.	With respect to the original agreement,5.2.1, Fees, Payment Methods, and performance Bond of non-GMP area will be charged a performance bond of RMB 3.5 per square meter of floor area per day for a three-month rent payment in one lump from the date of signing the agreement. The total floor area of the non-GMP area selected by Party D is 748.7 square meters and the total performance bond is RMB 235840.5

By this Agreement, the parties agree to change the non-GMP area at the rate of RMB 3.5 yuan per square meter of floor area per day, with a three-month rent payment in one lump from the date of signing the Agreement. The total floor area of the non-GMP area selected by Party D is 685.4 square meters, and the total performance deposit is RMB 215901. The rest of the terms and conditions remain unchanged and will be implemented as agreed in the original agreement.

II.        After the effective date of this Agreement, the rent shall be paid in accordance with the standards and conditions agreed in the original Agreement.

III.        The phased assessment tasks and indicators under the original agreement will not be changed.

IV.        This Agreement shall become an integral part of the original Agreement after it becomes effective and shall have the same legal effect as the original Agreement. The rights and obligations of the parties shall be carried out in accordance with the original agreement if not agreed in this agreement.

V.        This agreement shall take effect from the date of the seal of each party, in four copies, one for each party, with equal legal effect.

[No text below this line].

(This page has no text and is the signature page of the Supplemental1 Agreement)

Party A: : Zhongguancun Lianchuang Medical Industry

Party B:

Party C: Beijing Sreihengde Airport

Party D:

Place of agreement: Tianzhu Airport Industrial Zone, Shunyi District, Beijing